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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934




         Date of Report (Date of earliest event reported): July 27, 2000




                               APACHE CORPORATION
               (Exact name of registrant as specified in Charter)

               DELAWARE                              1-4300                          41-0747868
     (State or Other Jurisdiction                  (Commission                    (I.R.S. Employer
           of Incorporation)                      File Number)                 Identification Number)

                             2000 POST OAK BOULEVARD
                                    SUITE 100
                            HOUSTON, TEXAS 77056-4400
                    (Address of Principal Executive Offices)


       Registrant's telephone number, including area code: (713) 296-6000


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ITEM 5.  OTHER EVENTS

         On July 27, 2000, Apache Corporation reported second quarter basic net income of $1.23 per common share, or $140.4 million, more than four times the 28 cents per common share, or $29.6 million, reported in the prior-year period.

         Cash from operations rose to $3.03 per common share, or $346 million, up from $1.45 per common share, or $153 million, in the year-earlier period.

         During the first half of 2000, Apache earned basic net income of $2.21 per common share, up from 26 cents per share in the first half of 1999, exceeding Apache's record basic net income of $1.73 per common share for all four quarters of 1999.

         The improvement in financial performance during the second quarter of 2000 reflected a 32-percent increase in liquid hydrocarbon production, to 118,629 barrels per day, and a 22-percent increase in natural gas production, to 765 million cubic feet per day, as well as higher oil and gas prices. Apache realized $25.88 per barrel of oil, up from $16.03 per barrel in the year-earlier period; $3.07 per thousand cubic feet (Mcf) of gas, up from $2.02 per Mcf; and $17.62 per barrel of natural gas liquids, up from $8.56 per barrel.

         Second quarter revenues were $488.1 million, up from $246.4 million in the prior-year period. At the end of the quarter, Apache's debt was approximately 43 percent of total capitalization.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                              APACHE CORPORATION


Date: July 27, 2000                           /s/ Z. S. Kobiashvili
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                                              Z. S. Kobiashvili
                                              Vice President and General Counsel